LIMITED POWER OF ATTORNEY
I, Richard E. Azar, individually located At 7-9 St. Clair Place, 2nd Fl., St. Clair Ave., Port Of Spain, Trinidad
And Tobago, and as sole director of Value Holdings Capital, SA and Value Asset International, SA,
located at c/o Harney's Corp. Services Ltd., Craigmuir Chambers, PO Box #71, Road Town, Tortola, BVI
VG1110, appoint my attorney Allan M. Lerner 2888 E. Oakland Park. Blvd., Ft. Lauderdale, FL 33306, as
my agent (attorney-in-fact) to act for me in any lawful way with respect and limited to, the following subject:

 To Execute and file with the U.S. Securities and Exchange Commission on behalf of the above, Securities And Exchange Act Filings pursuant to Section 13(d) (Schedule 13 G And 13 D) and
Section 16(a) (Forms 3,4,And 5) which filings Are Prepared by you, and for no other purpose

UNLESS YOU DIRECT OTHERWISE ABOVE, THIS POWER OF ATTORNEY IS EFFECTIVE IMMEDIATELY AND
WILL CONTINUE UNTIL IT IS REVOKED.

 This power of attorney, upon written notice to you by me or by my authorized representative, will immediately terminate and no longer be effective if I die, become disabled, incapacitated, or incompetent.

For purposes of this subsection, a person is considered to be incompetent if and while: (1) the person is a minor; (2) the person is an adjudicated incompetent or disabled person; (3) a conservator has been appointed to act for the person; (4) a guardian has been appointed to act for the person; or (5) the person is unable to give prompt and intelligent consideration to business matters as certified by a licensed physician.

I agree that any third party who receives a copy of this document may act under it. I may revoke this power of attorney by a written document that expressly indicates my intent to revoke. Revocation of the power of attorney is not effective as a third party until the third party receives the written notice of revocation. I agree to indemnify the third party for any claims that arise against such third party because of reliance on this power of attorney. Revocation of the power of attorney is not effective as to you until you receive the written notice of revocation. I agree to indemnify for any claims that arise against because of reliance on this power of attorney.

Signed this 16th day of May, 2011
Value Asset International, SA
Value Holdings Capital, SA

By: /s/ Richard E. Azar
 Richard E. Azar,

Country of Trinidad & Tobago
County of _______________________________
This document was acknowledged before me on David Welch